FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

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         Date of Report (Date of Earliest Event Reported): July 19, 2002


                                  BONTEX, INC.
             (Exact name of Registrant as specified in its charter)


   Virginia                        0-5200                   54-0571303
(State or other                 (Commission               (IRS Employer
 jurisdiction of                 File Number)            Identification No.)
 incorporation)

                                ONE BONTEX DRIVE,
                        BUENA VISTA, VIRGINIA           24416-1500
               (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code:  540-261-2181



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          (Former name or former address, if changed since last report)

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Item 5.  Other Events.
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NASDAQ DELISTING:

On June 21, 2002, Bontex, Inc. (the "Company") had an oral hearing before a Nasdaq Listing Qualifications Panel, which reviewed the May 17, 2002 Nasdaq Staff Determination which indicated that the Company failed to regain compliance with the $1,000,000 market value of publicly held shares for continued listing set forth in Marketplace Rule 4310(c)(7). At the hearing, the Company's management requested continued listing on the Nasdaq SmallCap Market, and presented the compliance plan to return the Company's common stock price above the $1.00 per share minimum bid price and the public float above the $1.0 million level.

On July 19, 2002, Bontex received notification from the Nasdaq Listing Qualifications Panel that the Panel determined to delist the Company's common stock from the Nasdaq Stock Market effective on the open of business on July 22, 2002. Management has decided not to request that the Listing Council review this decision.

Accordingly, the Company's common stock is no longer traded on the Nasdaq Small Cap Market. The Company's common stock now trades on the OTC Bulletin Board under the BOTX symbol.

REFINANCING:

The Company has a secured term loan and credit facility (the "Debt") with Congress Financial Corporation ("Congress"). As previously reported by the Company in Form 8-Ks filed on December 21, 2001, January 22, 2002, April 22, 2002 and June 18, 2002, and its Form 10-Q filed on May 15, 2002, Congress does not intend to renew the Debt. Since January 26, 2002, Congress and the Company have entered into various agreements (the "Interim Agreements") extending the scheduled maturity date of the Debt to August 9, 2002.

The Company has reduced the amount of indebtedness outstanding under the Debt from approximately $2.7 million as of June 30, 2001, to approximately $1.45 million as of June 30, 2002. As of June 30, 2002, approximately $5.0 million of current assets, consisting of accounts receivable and inventory, serve as collateral for the Debt. Additionally, all of the Company's other assets, current and non-current, serve as the total collateral securing the Debt.

Under the Company's overall current financing and debt structure, the Company's wholly-owned subsidiaries, Bontex SA (Belgium) and Bontex Italia Srl, each have separate credit facilities with no cross-collateralization of assets.

Management is focused on obtaining alternative financing to repay the Debt and provide an ongoing credit facility sufficient to meet the Company's future operating and capital requirements. In this regard, the Company has received commitment letters from several lenders to refinance the Debt. The Company is in the process of reviewing these proposals and management expects to make a decision regarding refinancing during the next several weeks. These commitment letters and the ultimate refinancing are subject to a number of conditions, including final approval and acceptance by both the Company and the lenders, as well as final terms of the loan agreements, amount of excess availability at closing, results of audits and due diligence by the lenders, and other such factors. In addition, the Company has retained an additional outside consulting firm to provide strategic assessment and related advice.

If the Company is unable to refinance the Debt or is unable to pay its indebtedness to Congress in full by the maturity date, it would cause a material adverse impact on the Company's business, financial condition, liquidity and/or results of operations.


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FORWARD LOOKING STATEMENTS

The foregoing discussion may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements include, without limitation, statements about financing plans, cash flows, availability of capital, growth opportunities, benefits from new technologies, financial condition, capital expenditures, future results of operations or market conditions and involve certain risks, uncertainties and assumptions. The words "estimate," "project," "intend," "expect," "believe," and similar expressions are intended to identify forward-looking statements. These and other forward-looking statements are found at various places throughout this report, and you are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements should, therefore, be considered in light of various relevant factors. Actual results may differ materially from these forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, excessive worldwide footwear inventories, a shrinking U.S. domestic market for the Company's products, decreased sales to key customers, increased competition from non-woven materials, the reduction of prices by competitors, the increase in the relative price of the Company's products due to foreign currency devaluations, increased pulp and latex prices, capital illiquidity, unexpected foreign tax liabilities, the impact of any unusual items resulting from ongoing evaluations of the Company's business strategies, decreases in the Company's borrowing base, increased funding requirements for the Company's pension plan, inability to recover deferred tax assets, an inability by the Company to renew its current credit facilities or obtain alternative financing, a market shift in demand from higher-quality products to more economical grade products with lower profit margins, higher energy prices, and increased costs of complying with environmental laws, and the impact of changes in political, economic or other factors, legal and regulatory changes or other external factors over which the Company has no control.


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ITEM 7.      FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
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                  (c)      Exhibits.

                           None.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            BONTEX, INC.



                                            By     /s/ James C. Kostelni
                                                   ---------------------
                                                     James C. Kostelni
                                                     President and Chief
                                                      Executive Officer


Date: August 7, 2002



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